==================================================================




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) January 27, 1998
                                                      ----------------

                            Statewide Financial Corp.
                            -------------------------
             (Exact name of registrant as specified in its charter)


                New Jersey                0-26546            22-3397900
     --------------------------------   ------------   --------------------
     (State or other jurisdiction of    (Commission    (IRS Employer
          incorporation)                 File Number)   Identification No.)


           70 Sip Avenue, Jersey City, New Jersey             07306
     --------------------------------------------      --------------------
      (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (201) 795-4000
                                                         -------------



     ==================================================================



     Item 1.   Changes in Control of Registrant.
               ---------------------------------
               Not Applicable.



     Item 2.   Acquisition or Disposition of Assets.
               -------------------------------------
               Not Applicable.



     Item 3.   Bankruptcy or Receivership.
               ---------------------------
               Not Applicable.



     Item 4.   Changes in Registrant's Certifying Accountant.
               ----------------------------------------------
               Not Applicable.



     Item 5.   Other Events.
               -------------
               Registrant issued a press release dated Tuesday, January 27, 1998 announcing fourth quarter 1997 and full year 1997 earnings.



     Item 6.   Resignations of Registrant's Directors.
               ---------------------------------------
               Not Applicable.



     Item 7.   Exhibits and Financial Statements.
               ----------------------------------

               Exhibit No.              Description
               -----------              -----------

                  99 Registrant issued a press release dated Tuesday, January 27, 1998 announcing fourth quarter 1997 and full year 1997 earnings.



     Item 8.   Change in fiscal year
               ---------------------
               Not Applicable.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Statewide Financial Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  STATEWIDE FINANCIAL CORP.
                                                  -------------------------
                                                       (Registrant)


     Dated:    January 29, 1998              By:  Bernard F. Lenihan
                                                  -------------------------
                                                  Senior Vice President and
                                                  Chief Financial Officer




                                  EXHIBIT INDEX
                                  -------------


                           CURRENT REPORT ON FORM 8-K
                           --------------------------



     Exhibit No.         Description
     -----------         -----------

     99 Registrant issued a press release dated Tuesday, January 27, 1998 announcing fourth quarter 1997 and full year 1997 earnings.



     FOR IMMEDIATE RELEASE              Contact:  Augustine F. Jehle
     January 12, 1998                                  (201) 795-4000
                                                  Anthony S. Cicatiello
                                                       (732) 382-1066

                   STATEWIDE FINANCIAL CORP. REPORTS INCREASE
                IN FOURTH QUARTER 1997 AND FULL YEAR NET INCOME
                           *ANNUAL NET INCOME ROSE 15%
                        *ANNUAL EARNINGS PER SHARE UP 24%

     JERSEY CITY, N.J., (January 27, 1998) -- Statewide Financial Corp. (NASDAQ: SFIN), the holding company for Statewide Savings Bank S.L.A. today reported fourth quarter 1997 net income of $1,430,000, or $0.34 per share, assuming dilution. This compares to net income of $1,305,000, or $0.29 per share, assuming dilution, for the same quarter of 1996, and net income of $1,382,000, or $0.32 per diluted share for the third quarter of 1997. This represents increases in net income and diluted earnings per share of 10% and 17% over the same quarter last year, and 3% and 6% over the results of the immediately preceding quarter. Basic earnings per share were $0.36 and $0.29 for the fourth quarter of 1997 and 1996, respectively, and $0.33 for the third quarter of 1997.

     The Company also reported net income for the year ended December 31, 1997 of $5,587,000, or $1.30 per share, assuming dilution, compared to $4,869,000, or $1.05 per share, assuming dilution, for 1996. This represents an increase in net income and diluted earnings per share of 15% and 24% over last year. Earnings during 1996 were affected by a one-time industry-wide assessment on thrift institutions to recapitalize the Savings Association Insurance Fund (SAIF). The impact of this charge has been added back to the prior-year results in order to normalize these comparisons. Inclusive of the one-time SAIF assessment, the Company reported net income of $3,172,000, or $0.68 per share, assuming dilution, for the year ended December 31, 1996. Basic earnings per share were $1.34 for 1997 and $1.05 for 1996 as adjusted, and $0.68 for 1996 inclusive of the SAIF assessment.

     Basic Earnings Per Share and Diluted Earnings Per Share have replaced Primary and Fully Diluted Earnings Per Share reporting for periods ending subsequent to December 15, 1997, with prior period restatements. Basic Earnings Per Share, unlike the former Primary Earnings Per Share, excludes all dilution, while Diluted Earnings Per Share reflects the potential dilution that could occur if common stock equivalents were exercised or converted into common stock which then share in earnings.

     "Statewide's profitability and outstanding progress during 1997 provided us with a solid foundation to address challenges for continued improvement during the coming year," stated Chairman, President and Chief Executive Officer Victor M. Richel. "We have enhanced and strengthened our franchise during this past year with our continued shift in the mix of interest earning assets and interest bearing liabilities, along with enhanced service to our customers with continued infrastructure alignments and enhancements such as the introduction of a Debit Card, an Attorney Trust deposit product, and commercial PC Banking." Richel continued, "Our emphasis in developing commercial business is reflected in the growth of our commercial business portfolio, which increased 81% this year, offsetting accelerated prepayments of one-to-four family mortgage loans caused by declining interest rates. Core deposits continue to grow, increasing 4.4%, including growth of $7.8 million, or 47.1%, in non-interest bearing demand accounts. Non-performing loans and assets declined from the prior year, which improved asset quality ratios. Shareholder value was enhanced through repurchase of 427,497 shares of our Company's stock in 1997 and through a 10% increase in dividends implemented during the third quarter of last year."

     Richel noted that, "During the fourth quarter of 1997, the Company continued its emphasis upon originating quality commercial mortgages and business loans and consumer loans, while growing its core deposits. Low- interest rates during the quarter, helped the Company toward its goal of reducing its cost of deposits; though lower longer-term rates also contributed to higher principal prepayments for loans and mortgage-backed securities, thereby reducing yields for these assets, and limiting reinvestment opportunities." He stated that, "1998 will likely be affected by falling interest rates which may squeeze margins, continue to accelerate mortgage prepayments and lower the yield on loan and investment portfolios. The margin realized between the rates we pay on deposits and borrowings, and the rates we collect on loans, may narrow as longer-term interest rates fall while short-term rates remain steady. We have responded by reducing our interest cost on certain core deposits accounts, and by continuing our emphasis on fee income and originations of commercial and consumer loans. Despite these efforts, assuming the continuation of the current interest rate environment, we believe our first quarter 1998 results may be negatively impacted by continued prepayments in both the mortgage loan portfolio and the mortgage-backed securities portfolio and by the Company's reduced use of borrowings to fund loan originations and securities purchases. As a result of these factors, we believe that the Company's earnings per share for the first quarter of 1998 could be flat, or even off several cents from fourth quarter 1997 earnings, although we continue to believe that full year 1998 results will surpass full year 1997 results."

     At December 31, 1997, the Company's total assets were $675.3 million, compared to $703.1 million at September 30, 1997, and $636.0 million at December 31, 1996. The period-ended balances decreased $27.8 million between September 30, 1997 and December 31, 1997, principally from net sales, calls and accelerated prepayments in the securities portfolio. Partially offsetting the securities' decrease was an increase of $3.4 million in net loans. Multi-family, commercial mortgage and business loans continue to be the Company's fastest growing segment of the Company's loan portfolio, which increased $9.2 million, or 24.1%, during the quarter. In addition, consumer loan portfolio growth during the quarter was $1.1 million, or 3.0%. However, increased residential first mortgage prepayments contributed to a decline in the one-to-four family mortgage portfolio of $7.7 million, or 3.1%.

     Assets at December 31, 1997 were $39.3 million more than those at December 31, 1996. Increases in the securities portfolio accounted for the majority of this asset growth, despite increased prepayments of mortgage-backed securities and calls of debt securities throughout the year. During 1997, the Company continued to invest in mortgage-backed securities which provided better returns and durations than those that would have been provided by originating one-to-four family residential real estate mortgages in this tightened interest rate environment. Consequently, this limited re-investment coupled with normal principal amortization and accelerated prepayments, due to falling longer-term interest rates, caused the one-to-four family residential first mortgage portfolio to decrease $21.4 million, or 8.1%, during 1997. Offsetting this decrease, commercial and consumer loan originations increased those portfolios $21.2 million, or 80.9%, and $3.7 million, or 10.8%, respectively, along with an increase in the construction loan portfolio of $3.9 million to $4.3 million at December 31, 1997, leading to a net increase in total loans of $7.4 million during 1997.

     Borrowed funds were $160.3 million at December 31, 1997. Of this amount $14.3 million matures overnight and the balance has final maturity dates ranging from July 23, 2000 to September 16, 2002. All are callable earlier at the lender's option. Borrowings of $86.0 million with interest rates ranging from 5.43% to 5.54% are first callable in 1998, and borrowings of $60.0 million with an interest rate of 5.52% are first callable in November 1999. Borrowed funds decreased $27.8 million over the preceding quarter, and increased $53.1 million from December 31, 1996. During the fourth quarter of 1997, the Company used cash flow from its securities portfolio to repay short-term borrowings, rather than re-investing the funds in a falling interest rate market with significant duration risk. The increase in borrowed funds over the prior year-end was used: in part to support asset growth, particularly earlier in the year, in line with the Company's strategy to leverage its excess capital; in part to support repurchase of the Company's Common Stock; and in part to liquidate certificates of deposit for holders who sought rates higher than the Company's alternate borrowing rates.

     Deposits totaled $443.9 million at December 31, 1997, as compared to $442.5 million at September 30, 1997 and $457.1 million at December 31, 1996. The increase in total deposits from the prior quarter resulted from the increase in core deposits which grew $4.3 million, while higher costing certificates of deposits decreased $2.9 million. Likewise core deposits grew for the year, increasing $10.8 million, or 4.4% over December 31, 1996 levels, as customer relationships were developed through continued marketing efforts. Total deposits decreased $13.2 million, or 2.9%, from the prior year-end from the controlled runoff of certificates of deposit throughout the year. The Company's strategy during 1997 was, and continues to be, to not match the competition's aggressive rates unless management believes that relationships with deposit holders who have other deposit or loan relationships are in jeopardy.

     Shareholders' equity decreased $0.9 million during the quarter to $64.9 million at December 31, 1997, from $65.8 million at September 30, 1997, and $2.0 million during the year from $66.9 million at December 31, 1996. The decrease from both the preceding quarters and from December 31, 1996, resulted primarily from the repurchase and retirement of the Company's stock in the amounts of 81,770 shares and 427,497 shares, respectively, and the payment of quarterly dividends. Partially offsetting these decreases was net income of $1.4 million and $5.6 million for the quarter and year ended December 31, 1997, respectively, and allocations of shares under the Company's Employee Stock Ownership Plan (ESOP), and other employee benefit plans during the periods. In addition, Shareholders' equity includes an after-tax gain of $0.9 million for the increase in market value of securities over cost at December 31, 1997. This is $0.4 million less than the gain at September 30, 1997 and $0.6 million more than the gain at December 31, 1996.

     The results of operations for the three and twelve months ended December 31, 1997 reflect increases in net interest income, after provisions for loans losses, of $0.7 million and $3.2 million respectively, from the same periods a year ago. The increases reflect growth in average loans and investment securities at higher yields offset by an increase in borrowing costs due to increased average borrowing levels. The net interest margin for the quarter ended December 31, 1997 was 3.78%, an increase of 13 basis points over the same period of the prior year. For the twelve months ended December 31, 1997, the net interest margin was 3.77%, compared to 3.45% for the same period in the prior year.

     Net interest income after provisions for loan losses, for the three months ended December 31, 1997 increased $0.1 million, or 0.9%, from the prior quarter. A higher volume of loan and mortgage-backed securities prepayments was offset by reductions in the cost of core deposits and decreases in higher-yielding certificates of deposits. The net interest margin for the quarter ended December 31, 1997 was 3.78% compared to 3.73% for the quarter ended September 30, 1997.

     Non-interest income totaled $492,000 for the three months and $1.7 million for the twelve months ended December 31, 1997, $278,000 and $0.7 million less than the same periods of the prior year. These decreases resulted from unaccrued interest income being realized during the preceding year's periods with no like events occurring during this current year. Excluding these items, non-interest income increased $74,000, or 17.7%, and $191,000, or 13.0%, for the three-
     and twelve-month periods ended December 31, 1997, as compared to the same periods of the preceding year. These increases for the periods resulted primarily from increased deposit account maintenance and service fees and earnings related to annuity sales offset by lower mortgage late charges. During the fourth quarter of 1997, non-interest income increased $91,000 over the preceding quarter of 1997, as a result of higher deposit account maintenance and service fees, surcharges, and annuity fees, offset by lower mortgage late charges.

     During the year ended December 31, 1996, the Company incurred a loss of $1,093,000 from sales of securities, compared to a gain of $69,000 for the current year. Proceeds from the 1996 sales approximated $110.8 million and were used, in conjunction with additional borrowings and deposits, to fund loan growth and for redeployment into higher-yielding securities. Proceeds from the sales of securities during 1997 approximated $30.6 million and were primarily used to repay short-term borrowings.

     Non-interest expense for the three and twelve months ended December 31, 1997 totaled $4.4 million and $17.1 million respectively, as compared to $4.0 million and $15.8 million for the same periods of the prior year, exclusive of the one-time SAIF assessment. The current-year increases over the same periods of the prior year reflect staffing and support costs necessary to meet the Company's commercial, retail and productivity targets and to position the Company for continued growth and increased profitability, and normal wage and salary increases. Current year periods fully reflect the costs related to two new branches opened during 1996, whereas there is limited expense for these new offices in the prior year periods.
     These periods also reflect increased furniture, fixtures, and equipment, data processing and other operational cost incurred for the refurbishment of existing facilities and installation of a new operating system, which were performed during the latter part of 1996. The current year's periods also fully include costs for the Recognition and Retention Plans for Directors, Executive Officers and Employees, whereas these costs are only reflected in the second half of the prior year. The current year's periods also reflect higher costs related to the Company's ESOP program over the same periods of the prior year because of increases in the market value of the Company's stock over these periods. ESOP expense is recorded as compensation based on the market value of the shares awarded. In addition, marketing and bank operational costs have increased during the three- and twelve-month periods ended December 31, 1997 over the same periods of the prior year, because of deposit gathering and loan origination activity. Offsetting these expense increases for the three and twelve months ended December 31, 1997 was a lower assessment rate for deposit insurance.

     Non-interest expense for the current quarter was $0.2 million more than the $4.2 million incurred for the three months ended September 30, 1997. Increases in the current quarter, as compared to the preceding quarter, resulted from increased marketing, data processing and ESOP costs.

     Income tax expense for the three months and twelve months ended December 31, 1997 and the three months ended December 31, 1996 reflect the tax on those periods' income at the Company's effective tax rate. Income tax expense for the 12 months ended December 31, 1996 reflects a tax benefit from the reversal of a $702,000 tax liability previously established which expired during the quarter ended September 30, 1996.

     This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended regarding the Company's future performance during 1998. The Company believes such statements to be reasonable and makes them in good faith. However, such forward-looking statements almost always vary from actual results, and the differences between assumptions underlying such statements and actual results can be material.
     Factors which may make actual results differ from anticipated results include, but are not limited to, changes in market interest rates; unforeseen competition; changes in customer economic activity which may affect loan activity; changes in the economy of the Company's market area, and other uncertainties, all of which are difficult to predict and beyond the control of the Company. Accordingly, investors should not rely upon these forward-looking statements in making investment decisions.

     Headquartered in Jersey City, N.J., Statewide Savings Bank is a state-chartered stock savings and loan association that conducts business from 16 locations in Hudson, Union, Bergen and Passaic counties. Statewide's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation
     (FDIC).


     SELECTED FINANCIAL CONDITION DATA    December 31,  December 31,
     dollars in thousands, except per         1997          1996
     share data                               ----          ----

     Total Assets                           $675,316     $636,042
     Loans, Net                             $332,509     $325,470
     Debt and Equity Securities             $ 19,093     $ 40,243
     Mortgage-backed Securities             $290,044     $240,974
     Other Real Estate Owned, Net           $    440     $    563
     Total Deposits                         $443,878     $457,056
     Borrowed Funds                         $160,300     $107,200
     Shareholders' Equity                   $ 64,907     $ 66,935
     Book Value per share                   $  14.39     $  13.63


     SELECTED OPERATING DATA         For the Three     For the Twelve
     dollars in thousands,            Months Ended      Months Ended
     except per share data            December 31,      December 31,
                                      ------------      ------------
                                     1997     1996     1997      1996
                                     ----     ----     ----      ----
     Interest Income               $12,445   $11,143  $50,191  $45,278
     Interest Expense                6,268     5,623   25,384   23,656
                                   -------   -------  -------  -------
     Net Interest Income             6,177     5,520   24,807   21,622
     Provision for Loan Losses         125       125      500      500
                                   -------   -------  -------  -------
     Net Interest Income After
      Provision For Loan Losses      6,052     5,395   24,307   21,122
     Non-interest Income               492       770    1,656    2,382
     Net Gain (Loss) on Sale
      of Investment Securities          69         2       69   (1,093)
     Foreclosed Real Estate
      Expense, Net                      46        31       71      105
     FDIC SAIF Assessment                0         0        0    2,651
     Other Non-interest Expense      4,326     3,930   17,041   15,687
                                   -------   -------  -------  -------
     Income Before Income Taxes      2,241     2,206    8,920    3,968
     Income Tax Expense                811       901    3,333      796
                                   -------   -------  -------  -------
     Net Income                    $ 1,430   $ 1,305  $ 5,587  $ 3,172
                                   =======   =======  =======  =======
     Earnings per share:
          Basic                      $ .36     $ .29    $1.34    $ .68
                                       ===       ===     ====      ===
          Diluted                    $ .34     $ .29    $1.30    $ .68
                                       ===       ===     ====      ===
     Weighted Average Number of
      Shares:
          Basic                   4,021,781 4,429,020 4,164,861 4,648,310
          Diluted                 4,212,851 4,471,125 4,310,032 4,662,451



     SELECTED FINANCIAL           At or For the Three    At or For the
     RATIOS(1):                          Months          Twelve Months
                                   Ended December 31,  Ended December 31,
                                   ------------------  ------------------
                                     1997     1996      1997      1996
                                     ----     ----      ----      ----
     Return on Average Assets          .84%     .84%     .82%      .49%
     Return on Average Equity         9.02%    7.71%    8.74%     4.67%
     Capital to Assets                9.61%   10.52%    9.61%    10.52%
     Net Interest Rate Spread(2)      3.30%    3.17%    3.31%     2.99%
     Net Interest Margin(3)           3.78%    3.65%    3.77%     3.45%
     Non-Interest Income to
      Average Assets                   .29%     .49%     .24%      .37%
     Non-Interest Expense to
      Average Assets, Exclusive of
      SAIF Assessment Charge          2.57%    2.54%    2.52%     2.45%
     Efficiency Ratio, Exclusive
      of SAIF Assessment Charge(4)   66.81%   68.14%   65.91%    69.92%
     Average Interest-Earning
      Assets to Average Interest-
      Bearing Liabilities           112.94%  113.04%  111.88%   112.32%


     REGULATORY CAPITAL RATIOS:           December 31,  December 31,
                                              1997          1996
                                              ----          ----
     Tangible Capital Ratio                    8.96%        9.41%
     Core Capital Ratio                        8.96%        9.41%

     ASSET QUALITY RATIOS:
     Non-Performing Loans to Total Net
      Loans                                     .75%         .84%
     Non-Performing Loans to Total Assets       .37%         .43%
     Non-Performing Assets to Total Assets      .44%         .52%
     Allowance for Loan Losses to Non-
      Performing Loans                       113.18%       95.43%
     Allowance for Loan Losses to Total
      Net Loans                                 .85%         .80%

     OTHER DATA
     Number of Deposit Accounts               54,677       53,695
     Number of Offices                            16           16

     Notes to Selected Financial Ratios
     ----------------------------------

     (1)  Ratios are annualized where appropriate.

     (2) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average costs of average interest-bearing liabilities.

     (3) Net interest margin represents net interest income as a percent of average interest-earning assets.

     (4) Efficiency ratio represents total non-interest expense divided by the sum of net interest income after provision for loan losses, and recurring non-interest income.